Filed pursuant to Rule 424(b)(3)
File No.333-142211

UNITED STATES HEATING OIL FUND, LP
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Supplement dated May 11, 2009
to
Prospectus dated April 30, 2009
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This supplement contains information which amends, supplements or modifies certain information contained in the Prospectus of United States Heating Oil Fund, LP dated April 30, 2009, as supplemented.

You should carefully consider the “Risk Factors” beginning on page 11 of the Prospectus before you decide to invest.

The Offering –Prior Performance of the General Partner and Affiliates (pages 33 and 35)

This supplement revises the following information in the Prospectus with respect to the prior performance of United States Heating Oil Fund, LP (“USHO”):

As of March 31, 2009, the total amount of money raised by USHO from its Authorized Purchasers was $19,744,061.

Who are the Service Providers? (page 56)

This supplement replaces the third paragraph under this heading with the following:

USHO also employs ALPS Distributors, Inc. as the Marketing Agent, which is further discussed under “What is the Plan of Distribution?”. The General Partner pays the Marketing Agent an annual fee.  In no event may the aggregate compensation paid to the Marketing Agent and any affiliate of the General Partner for distribution-related services in connection with the offering of units exceed ten percent (10%) of the gross proceeds of the offering.

What is the Plan of Distribution? – Marketing Agent and Authorized Purchasers (page 61)

This supplement replaces the first paragraph under this heading with the following:

The offering of USHO’s units is a best efforts offering. USHO continuously offers Creation Baskets consisting of 100,000 units through the Marketing Agent, to Authorized Purchasers. Merrill Lynch Professional Clearing Corp. was the initial Authorized Purchaser. The initial Authorized Purchaser purchased the initial Creation Basket of 200,000 units at $50.00 per unit on April 9, 2008. Authorized Purchasers pay a $1,000 fee for each order to create one or more Creation Baskets. The Marketing Agent receives, for its services as marketing agent to USHO, a marketing fee of 0.06% on assets up to the first $3 billion and 0.04% on assets in excess of $3 billion; provided, however, that in no event may the aggregate compensation paid to the Marketing Agent and any affiliate of the General Partner for distribution-related services in connection with this offering of units exceed ten percent (10%) of the gross proceeds of this offering.